Exhibit 5

8180 Greensboro Drive
Suite 785
McLean, Virginia 22102
Telephone (703) 883-1100
Facsimile (703) 883-2511
Breyer & Associates PC	E-mail jbreyer@b-a.net

ATTORNEYS AT LAW	*Not admitted in Virginia

June 6, 2007

Board of Directors
First Financial Northwest, Inc.
201 Wells Avenue South
Renton, Washington 98057

Re:	First Financial Northwest, Inc.
Registration Statement on Form S-1

To the Board of Directors:

          You have requested our opinion as special counsel for First Financial Northwest, Inc., a Washington corporation, in connection with the above-referenced Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          In rendering this opinion, we understand that the common stock of First Financial Northwest, Inc. will be offered and sold in the manner described in the Prospectus, which is part of the Registration Statement.  We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

          Based upon the foregoing, it is our opinion that the shares of common stock of First Financial Northwest, Inc. will upon issuance be legally issued, fully paid and nonassessable.

          This opinion is furnished for use as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal and Tax Opinions.”

Very truly yours,

/s/ Breyer & Associates PC

BREYER & ASSOCIATES PC